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                           PORTER CAPITAL CORPORATION
                                109 Danbury Road
                              Ridgefield, CT 06877

                                 April 17, 2002

Mr. Kelly Hickel
Paradise Music & Entertainment, Inc.
122 East 42nd Street, 29th Floor
New York, New York 10168

Dear Kelly:

     As you know, (a) Paradise Music & Entertainment, Inc. ("Paradise") and All Access Entertainment Management Group, Inc., PDSE Records, Inc. d/b/a Label M in New York, Push Records, Inc., John Leffler Music, Inc. Picture Vision, Inc., Straw Dogs, Inc., Shelter Films, Inc., PDSE Digital (each being a wholly owned subsidiary of Paradise) (collectively with Paradise being called the "Company") have entered into a Commercial Factoring Agreement dated as of April 25, 2001, as amended (the "Factoring Agreement) and related documents (collectively the "Factoring Agreement Documents") with us, which was supplemented by (b) a Loan Agreement dated August 15, 2002 (the "Loan Agreement") and related documents (collectively the "Loan Agreement Documents") between Paradise and us. Also Paradise entered into a Loan Agreement dated January 24, 2002 (the "2002 Loan Agreement") and related documents (collectively the "2002 Loan Agreement Documents") with us.

     You acknowledge that the Company is in default under the Factoring Agreement Documents, the Loan Agreement Documents and the 2002 Loan Agreement Documents and that we have agreed to forbear in exercising our rights under these various agreements so long as there is no default by Paradise in its obligations set forth in this letter.

     You and Paradise have requested that we extend the maturity date of the sums due us under the Factoring Agreement Documents, the Loan Agreement Documents and the 2002 Loan Agreement Documents and that all references to May 1, 2002 in Sections 1.5 and 2.6 of the 2002 Loan Agreement be changed to July 15, 2002. We agree to the extension of such date to the earlier of (i) July 15, 2002 and (ii) the date Paradise shall default in any of its obligations set forth in this letter.

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     You and Paradise acknowledge that as of the date hereof, the total sum owed to us by the Company under the Factoring Agreement is $421,101.45 (the "Present Balance") (see attached Schedule). You and Paradise have requested us to convert $200,000.00 of the Present Balance to Common Stock of Paradise at the rate of $0.05 per share, or a total of 4,000,000 shares and Paradise has agreed that the exercise price on the 75,000 Warrants issued to us on April 25, 2001 and the 200,000 Warrants issued to us on August 15, 2001, is hereby amended to $0.05 per share. We agree that Paradise may so convert $200,000.00 of the Present Balance.

     You and Paradise have also requested and we have agreed that Section 2.6 of the 2002 Loan Agreement be amended to provide (a) Borrower (as referred to therein) be permitted to retain for use in its business, any sums up to $500,000 received from purchasers of 12 month subordinated notes (i.e. subordinate to our senior position) that provide to the purchasers warrants to purchase 660,000 shares of Common Stock of Paradise at a price of $0.05 per share for each $50,000.00 of such notes purchased; (b) one third (1/3) of all sums raised from the sale of Series A Convertible Preferred Stock pursuant to a Private Placement Memorandum dated March 25, 2002, shall be promptly paid to us in reduction of any sums due as by Paradise or the Company; and (c) the phrase in said Section
2.6 "in excess of $150,000 in the aggregate" is deleted.

     Our agreement to your requests as expressed in this letter are subject to completion of the following by not later that April 30, 2002:

     1. Our receipt of your corporate resolutions authorizing the actions set forth in this letter;

     2. Our receipt of our Warrant for 500,000 shares of Paradise Common Stock @$0.02 per share pursuant to the 2002 Loan Agreement;

     3. Evidence of receipt by Investech on our behalf of 1,600,000 shares of Paradise Common Stock pursuant to the 2002 Loan Agreement;

     4. Evidence of receipt by Investech on our behalf of 1,064,569 shares of Paradise Common Stock pledged to us by Kelly Hickel pursuant to the 2002 Loan Agreement;


     5. Evidence of receipt by Investech on our behalf of 4,000,000 shares of Paradise Common Stock pursuant to the third paragraph of this letter;

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     Kindly execute a copy of this letter to evidence your and Paradise's agreement to the above.

     Thank you.


                                              Sincerely yours,

                                              PORTER CAPITAL CORPORATION


                                              By: /s/ Donald Porter
                                                 -----------------------
                                                      Donald Porter, CEO


AGREED:

PARADISE MUSIC & ENTERTAINMENT COMPANY


By: /s/ Kelly Hickel
   -----------------------------------
        Kelly Hickel, President